Exhibit 11.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion, in the joint proxy statement and offering circular constituting part of this Regulation A Offering Statement on Form 1-A, of our report dated December 28, 2016, relating to the compiled consolidated financial statements of Spencer Bancorporation, Inc. and Subsidiary, which appears in such joint proxy statement and offering circular.

/s/ WIPFLI LLP

Wausau, Wisconsin

January 9, 2017